Exhibit 4.1

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

RUMBLEON, INC.

FORM OF WARRANT TO PURCHASE CLASS B COMMON STOCK

Date of Issuance: August 31, 2021 (“Issuance Date”)

Reference is hereby to (x) that certain Warrant to Purchase Class B Common Stock issued by RumbleOn, Inc., a Nevada corporation (the “Company”), to Oaktree Capital Management, L.P. (“Oaktree”) with the date of issuance of March 12, 2021 (as amended by that First Amendment to Warrant to Purchase Class B Common Stock made and entered into as of July 15, 2021, by and between the Company and Oaktree, the “Initial Warrant”) and (y) that certain Assignment of Warrant to Purchase Class B Common Stock, dated as of the date hereof, and executed and effective prior to the execution hereof, by and among the Company, Oaktree and certain other parties signatory thereto, including, without limitation [    ] the registered holder hereof or its permitted assigns (the “Holder”).

In connection with the Merger Closing (as defined below), the Company and the Holder have agreed, to amend and restate the Initial Warrant in its entirety as set forth herein.

The Company certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at the Exercise Price (as defined in Section 1(c) below) then in effect, upon surrender of this Warrant to Purchase Class B Common Stock (including any Warrants to purchase Class B Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date (as defined below), but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), the Warrant Shares (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 18.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part, by (i) delivery of a written notice (including via email), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant to the Company, and (ii) if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant, payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder, provided, that in the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, the Holder shall surrender this Warrant to the Company by the third (3rd) Trading Day following the Share Delivery Date (as defined below). On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by email an acknowledgement of confirmation of receipt of the Exercise Notice to the Holder. No ink original or medallion guarantee shall be required on any Exercise Notice. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by (x)(i) crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (or any equivalent or replacement system) if the Company is then a participant in such system and if the Warrant Shares may be so delivered, and (ii) either (with respect to the Common Stock) (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming Cashless Exercise of the Warrant), or (y) otherwise by physical delivery of a certificate or copy of book-entry form representing such shares, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Exercise Notice, by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Exercise Notice, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Exercise Notice (such date, the “Share Delivery Date”), provided, that, except in the case of a Cashless Exercise of the Warrant, the Company shall have received the Aggregate Exercise Price payable by the Holder for the Warrant Shares purchased hereunder on or prior to the applicable Share Delivery Date. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than two (2) Trading Days after any exercise and at the Company’s own expense, issue a new Warrant (in accordance with Section 8(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company agrees that the Transfer Agent shall at all times be a participant in the FAST program (or any equivalent or replacement program) so long as this Warrant remains outstanding and exercisable. Upon delivery of the Exercise Notice, so long as the Aggregate Exercise Price, in the case of a Cash Exercise, is delivered to the Company on or before the first (1st) Trading Day following delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are issued and deposited into the Holder’s account with the Transfer Agent. If the Aggregate Exercise Price, in the case of a Cash Exercise, is delivered to the Company any time after the first (1st) Trading Day following delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the date of delivery of the Aggregate Exercise Price.

(b) Failure to Deliver and Buy-In Remedy. If the Company fails for any reason (other than failure to receive any applicable Aggregate Exercise Price) to deliver to the Holder the Warrant Shares subject to an Exercise Notice by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the Weighted Average Price of the Class B Common Stock on the date of the applicable Exercise Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise as provided in the next sentence, provided, however, that Holder shall not be entitled to any liquidated damages pursuant to this sentence if Holder is entitled to a cash payment in connection with a Buy-In. Any payments made pursuant to this Section 1(b) shall not constitute the Holder’s exclusive remedy for such events; provided further, however, that any payments made by the Company pursuant to this Section 1(b) shall reduce the amount of any damages that the Holder may be entitled to as a remedy for such events. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 1(a) by the Share Delivery Date, then the Holder will have the right to rescind such exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to issue and deposit into the Holder’s account with the Transfer Agent such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise pursuant to an exercise on or before the Share Delivery Date, and if after such Share Delivery Date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Class B Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Class B Common Stock, so purchased in such Buy-In exceeds (y) the amount obtained by multiplying (1) the number of shares of Class B Common Stock purchased in such Buy-In by (2) the price at which the sell order giving rise to such Buy-In was executed, and (ii) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to Holder the number of shares of Class B Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder (in which case, if Holder has not previously delivered to the Company the Aggregate Exercise Price for such shares of Class B Common Stock, Holder shall be required to deliver such Aggregate Exercise Price to the Company prior the delivery of such shares of Class B Common Stock).

(c) Exercise Price. For purposes of this Warrant, “Exercise Price” shall mean $33.00 per share of Common Stock, subject to adjustments as set forth in Section 2.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Class B Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B= the Weighted Average Price of the shares of Class B Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

The Company hereby covenants and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder pursuant to Rule 3(a)(9) of the Securities Act.

(e) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2. ADJUSTMENT OF EXERCISE PRICE. The Exercise Price for the Warrant Shares shall be subject to adjustment (without duplication) upon the occurrence of any of the following events at any time after the Issuance Date:

(a) Stock Dividends, Combinations and Splits. The issuance of Common Stock as a dividend or distribution to all holders of Class B Common Stock, or a subdivision, combination, split, reverse split or reclassification of the outstanding shares of Class B Common Stock into a greater or smaller number of shares, in which event the Exercise Price shall be adjusted based on the following formula:

where:

E1=	the Exercise Price in effect immediately after (i) 9:00 a.m., New York City time (the “Open of Business”) on the first date on which the Class B Common Stock can be traded without the right to receive an issuance or distribution (the “Ex-Date”) in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

E0=	the Exercise Price in effect immediately prior to (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

N0=	the number of shares of Class B Common Stock outstanding immediately prior to (i) the Open of Business on the Record Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification; and

N1=	the number of shares of Class B Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the Open of Business on the Record Date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination, split, reverse split or reclassification, the number of shares outstanding immediately after such subdivision, combination, split, reverse split or reclassification.

Such adjustment shall become effective immediately after (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification. If any dividend or distribution or subdivision, combination, split, reverse split or reclassification of the type described in this Section 2 is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision, combination, split, reverse split or reclassification had not been declared or announced, as the case may be. If any event occurs of the type contemplated by the provisions of this Section 2(a) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to the holders of the Company’s equity securities), then the Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided, that no such adjustment pursuant to this paragraph will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(b) Below Exercise Price Issuances. Other than any dividend or distribution covered in Section 2(c), below, if there is an issuance of Convertible Securities (other than the issuance of Class B Common Stock upon the exercise of any Convertible Securities outstanding, and at the Effective Price in effect (as may be adjusted as provided for in the instrument governing such Convertible Security), as of the date of the Merger Agreement) with an Effective Price lower than the Exercise Price, the Exercise Price will be adjusted to be the Effective Price of such Convertible Securities being issued. Such adjustment shall become effective immediately after the Open of Business on the second Business Day preceding (i) the Ex-Date in the case of a dividend or distribution or (ii) the date of the issuance in the case of an issuance other than a dividend or distribution. In the event that an issuance of such Convertible Securities is announced but such Convertible Securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such issuance had not occurred.

(c) Other Dividends and Distributions. The issuance as a dividend or distribution to any holders of Class B Common Stock of evidences of indebtedness, shares of capital stock or other securities (other than Common Stock that is the subject of Section 2(a) above, or Purchase Rights that are the subject of Section 4(a) below), cash or other property, in which event the Exercise Price will be adjusted based on the following formula:

where:

E1=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E0=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

P=	the Weighted Average Price of a share of Class B Common Stock immediately prior to the Open of Business on the second Business Day preceding the Ex-Date for such dividend or distribution; and

FMV=	the Fair Market Value of the portion of such dividend or distribution applicable to one share of Class B Common Stock as of the Open of Business on the Ex-Date for such dividend or distribution.

Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

(d) Tender or Exchange Offer. The payment in respect of any tender offer or exchange offer by the Company for outstanding Class B Common Stock on a pro rata basis, where the cash and Weighted Average Price of any other consideration included in the payment per share of the Class B Common Stock exceeds the Weighted Average Price of a share of Class B Common Stock as of the Open of Business on the second Business Day preceding the expiration date of the tender or exchange offer (the “Offer Expiration Date”), in which event the Exercise Price will be adjusted based on the following formula:

where:

E1=	the Exercise Price in effect immediately after the Close of Business on the Offer Expiration Date;

E0=	the Exercise Price in effect immediately prior to the Close of Business on the Offer Expiration Date;

N0=	the number of shares of Class B Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (prior to giving effect to the purchase or exchange of shares);

N1=	the number of shares of Class B Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of shares);

A=	the aggregate cash and Weighted Average Price of any other consideration payable for shares of Class B Common Stock purchased in such tender offer or exchange offer; and

P=	the Weighted Average Price of a share of Class B Common Stock as of the Open of Business on the second Business Day preceding the Offer Expiration Date.

An adjustment, if any, to the Exercise Price pursuant to this Section 2(d) shall become effective immediately after the Close of Business on the Offer Expiration Date. In the event that the Company or a Subsidiary of the Company is obligated to purchase shares of Class B Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 2(d) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this Section 2(d).

(e) Multiple Adjustments. If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 2, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value. For the purpose of calculations pursuant to this Section 2, the number of shares of Class B Common Stock outstanding shall be based solely on the number of shares of Class B Common Stock outstanding on the applicable date of determination, without giving effect to the conversion of any Convertible Securities outstanding as of such date.

(f) Adjustment Timing. Solely with respect to an exercise of this Warrant for Class B Common Stock, notwithstanding anything to the contrary set forth in this Section 2 or any other provision of this Warrant, if an Exercise Price adjustment becomes effective on any Ex-Date, and a Holder that has exercised this Warrant on or after such Ex-Date and on or prior to the related Record Date would be treated as the record holder of the Class B Common Stock on or prior to such Record Date, then, the Exercise Price adjustment relating to such Ex-Date will not be made for such exercising Holder. Instead, such Holder will be treated as if it were the record owner of shares of Class B Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

3. ADJUSTMENTS TO NUMBER OF WARRANTS. Concurrently with any adjustment to the Exercise Price under Section 2 (other than Section 2(b)), the number of Warrant Shares hereunder will be adjusted such that the number of Warrant Shares in effect immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment, and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. If at any time after the Issuance Date and prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Class B Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Class B Common Stock acquirable upon complete exercise of this Warrant, assuming a Cash Exercise for Class B Common Stock (in both cases, and without regard to any limitations on the exercise of this Warrant) on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class B Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. Upon the occurrence of any Fundamental Transaction in which the Company is neither the Successor Entity nor the Parent Entity of the Successor Entity, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of any Fundamental Transaction pursuant to which holders of shares of Class B Common Stock are entitled to receive shares of stock, securities, cash, assets or any other property with respect to or in exchange for shares of Class B Common Stock, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of such Fundamental Transaction, in lieu of, or in addition to, the shares of the Class B Common Stock (or other share of stock, securities, cash, assets or other property purchasable upon the exercise of the Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Class B Common Stock are entitled to receive shares of stock, securities, cash, assets or any other property with respect to or in exchange for shares of Class B Common Stock, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon exercise of this Warrant within thirty (30) days after the consummation of the Fundamental Transaction but, in any event, prior to the Expiration Date, in lieu of, or in addition to, the Warrant Shares (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.

5. RESERVATION OF WARRANT SHARES. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Class B Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, at least a number of shares of Class B Common Stock equal to 100% of the number of shares of Class B Common Stock which are then issuable and deliverable upon the Cash Exercise of this entire Warrant for shares of Class B Common Stock, assuming a Cash Exercise of the Warrant (the “Required Reserve Amount”), free from preemptive or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions in Section 2). The Company covenants that all shares of Class B Common Stock so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary, including but not limited to seeking stockholder approval, to assure that such shares of Class B Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any Eligible Market upon which the Class B Common Stock may be listed.

6. INSUFFICIENT AUTHORIZED SHARES. If at any time while this Warrant remains outstanding the Company does not have reserved for issuance upon exercise of this Warrant at least the then Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Class B Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Class B Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Class B Common Stock and to cause the Board of Directors to recommend to the stockholders that they approve such proposal.

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8. REGISTRATION AND REISSUANCE OF WARRANTS.

(a) Registration of Warrant. The Company shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register. This Warrant shall automatically be cancelled at 11:59:01 p.m., New York time, on the Expiration Date and upon such cancellation, the Company shall register the cancellation of this Warrant in the Warrant Register.

(b) Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, together with all applicable transfer taxes and all additional documentation (including, without limitation, an opinion of counsel reasonably satisfactory to the Company) reasonably requested by the Company to confirm that any such transfer of this Warrant complies with applicable securities laws, whereupon the Company will promptly issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance and execution of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

(c) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, if requested by the Company, of any indemnification undertaking by the Holder to the Company in customary form by the Holder to the Company (but without the requirement to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 8(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company shall not be required to issue new Warrants for fractional Warrant Shares hereunder.

(e) Issuance of New Warrants. Whenever the Company or its Transfer Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant, (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same terms and conditions as this Warrant.

9. REGISTRATION RIGHTS.

(a) Filing of Registration Statement. As soon as reasonably practicable, but in no event later than twenty (20) days following the Merger Closing (such date of filing is referred to as the “Filing Date”), the Company shall file a registration statement covering the resale of the Warrant Shares on a registration statement (the “Registration Statement”) with the SEC and effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date that is sixty (60) days after the Filing Date.

(b) Expenses. All registration expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to this Section 9 shall be borne by the Company.

(c) Registration Defaults. The Company further agrees that, in the event that the Registration Statement (i) has not been filed with the SEC by the date such filing is required pursuant to Section 9(a), (ii) has not been declared effective by the SEC by the date such filing is required pursuant to Section 9(a) (or, in the event the Company receives comments on such Registration Statement, the date that is ninety (90) days after the Filing Date), or (iii) after the Registration Statement is declared effective by the SEC, is suspended by the Company or ceases to remain continuously effective as to all Warrant Shares for which it is required to be effective, other than, in each case, within the time period(s) permitted by Section 9(f)(ii) (each such event referred to in clauses (i), (ii) and (iii), (a “Registration Default”)), for any thirty-day period (a “Penalty Period”) during which the Registration Default remains uncured (which initial thirty-day period shall commence on the fifth Business Day after the date of such Registration Default if such Registration Default has not been cured by such date), the Exercise Price then in effect shall be reduced by an amount equal to one percent (1%) of such Exercise Price for each Penalty Period during which the Registration Default remains uncured; provided, however, that if the Holder fails to provide the Company with any information that is required to be provided in the Registration Statement with respect to the Holder as set forth herein, then the commencement of the Penalty Period described above shall be extended until five Business Days following the date of receipt by the Company of such required information; provided further, that the amount payable to the Holder hereunder for any partial Penalty Period shall be prorated for the number of actual days during such Penalty Period during which a Registration Default remains uncured. The Company shall deliver said cash payment to the Holder by the fifth Business Day after the end of such Penalty Period. If the Company fails to pay said cash payment to the Holder in full by the fifth Business Day after the end of such Penalty Period, the Company will pay interest thereon at a rate of ten percent (10%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

(d) Registration Period Covenants. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Warrant, the Company shall, upon reasonable request, inform the Holder as to the status of such registration, qualification, exemption and compliance. At its expense, during the Registration Period, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement under Section 9(f)(ii), use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Company determines to obtain, continuously effective with respect to the Holder, and to keep such Registration Statement free of any material misstatements or omissions, until the later of the following: (i) the second anniversary of the Issuance Date and (ii) the date all Warrant Shares may be sold under Rule 144 during any 90 day period without volume or manner of sale limitations. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period;”

(ii) advise the Holders:

(A) within two Business Days when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(B) within five Business Days of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(C) within five Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(D) within five Business Days of the receipt by the Company of any notification with respect to the suspension of the qualification of the Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E) within five Business Days of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading; provided that, the Company shall not be required to provide, and shall not provide, the Holder or its representatives with material, non-public information unless the Holder agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company;

(F) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(G) promptly deliver to the Holder, without charge, as many copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as the Holder may reasonably request in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Holder of Warrant Shares in connection with the offering and sale of the Warrant Shares covered by the prospectus or any amendment or supplement thereto;

(H) if the Holder so requests in writing, deliver to the Holder, without charge, (i) one copy of the following documents, other than those documents available via EDGAR: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (E) a copy of the full Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) if explicitly requested, all exhibits excluded by the parenthetical to the immediately preceding clause (E);

(I) prior to any public offering of Warrant Shares pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Warrant Shares covered by such Registration Statement;

(J) upon the occurrence of any event contemplated by Section 9(d)(ii)(E) above, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(K) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC that could affect the sale of the Warrant Shares;

(L) use its commercially reasonable efforts to cause all Warrant Shares to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed;

(M) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Warrant Shares contemplated hereby and to enable the Holders to sell Warrant Shares under Rule 144;

(N) provide to the Holder and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available on reasonable prior notice and during normal business hours its officers, directors and employees for questions regarding information that the Holder may reasonably request in order to fulfill any due diligence obligation on its part; and

(O) at the Holder’s expense, permit a single counsel for the Holder to review the Registration Statement and all amendments and supplements thereto, at least two Business Days prior to the filing thereof with the SEC;

(iii) upon request from the Holder, take all customary actions, and to cause the Transfer Agent to take all reasonable actions, necessary to remove any legend on the Warrant Shares at the earliest possible time permitted by applicable law; and

(iv) provide a legal opinion of the Company's outside counsel, dated the effective date of such Registration Statement, with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

(e) Indemnity.

(i) To the extent permitted by law, the Company shall indemnify the Holder and each Person controlling the Holder within the meaning of Section 15 of the Act, with respect to which any registration that has been effected pursuant to this Section 9, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 9(e)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Holder and each Person controlling the Holder, for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder for use in preparation of such Registration Statement, prospectus, amendment or supplement; provided further that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in this Warrant respecting sales of Warrant Shares, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) or in the prospectus subject to completion under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the “Final Prospectus”), such indemnity shall not inure to the benefit of the Holder or any such controlling Person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

(ii) The Holder will severally, and not jointly, indemnify the Company, each of its directors and officers, and each Person who controls the Company within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 9(e)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each Person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder about the Holder for use in preparation of the Registration Statement, prospectus, amendment or supplement; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, the Holder’s aggregate liability pursuant to this subsection (ii) shall be limited to the net amount received by the Holder from the sale of the Warrant Shares giving rise to such claims, losses, damages and liabilities (and actions in respect thereof).

(iii) Each party entitled to indemnification under this Section 9(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Warrant, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent (such consent not to be unreasonably withheld or delayed) of the Indemnified Party consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(iv) If the indemnification provided for in this Section 9(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the Holder’s aggregate liability pursuant to this subsection (iv) shall be limited to the net amount received by the Holder from the sale of Warrant Shares giving rise to such loss, liability, claim, damage or expense (or actions in respect thereof) less all other amounts paid as damages in respect thereto.

(f) Additional Covenants and Agreements of the Holder.

(i) The Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Warrant Shares so that, as thereafter delivered to the Holder, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Holder will forthwith discontinue disposition of Warrant Shares pursuant to the Registration Statement and prospectus contemplated by Section 9(a) until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, the Holder shall deliver to the Company all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering such Warrant Shares current at the time of receipt of such notice.

(ii) The Holder shall suspend, upon written request of the Company, any disposition of Warrant Shares pursuant to the Registration Statement and prospectus contemplated by Section 9(a) during no more than 90 calendar days (which need not be consecutive days) during any 12-month period to the extent that the Board of Directors of the Company determines in good faith that the sale of Warrant Shares under the Registration Statement would be reasonably likely to cause a violation of the Act or Exchange Act; provided, that, in the event the Company requests such suspension, then the Expiration Date shall be extended by a number of Trading Days equal to the number of Trading Days that occur during such suspension.

(iii) As a condition to the inclusion of its Warrant Shares, the Holder shall furnish to the Company such information regarding the Holder and the distribution proposed by the Holder as the Company may reasonably request in writing, including completing a Registration Statement questionnaire in the form provided by the Company, or as shall be required in connection with any registration referred to in this Section 9.

(iv) The Holder hereby covenants with the Company (A) not to make any sale of the Warrant Shares without effectively causing the prospectus delivery requirements under the Act to be satisfied, and (B) if such Warrant Shares are to be sold by any method or in any transaction other than on a national securities exchange, Nasdaq or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least five Business Days prior to the date on which the Holder first offers to sell any such Warrant Shares.

The Holder acknowledges and agrees that the Warrant Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the Transfer Agent evidencing such Warrant Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (A) the Warrant Shares have been sold in accordance with such Registration Statement and (B) the requirement of delivering a current prospectus has been satisfied.

(v) The Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement that would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(vi) At the end of the Registration Period, the Holders shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.

(g) Additional Covenants and Agreements of the Company. With a view to making available to the Holder the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Warrant Shares to the public without registration, so long as the Holder still own Warrant Shares, the Company shall use its commercially reasonable efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

so long as the Holder owns any Warrant Shares, make available or furnish to the Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

(h) Assignment of Registration Rights. The rights to cause the Company to register Warrant Shares granted to the Holder by the Company under Section 9(a) may be assigned by the Holder in connection with a transfer by the Holder to a transferee of the Warrants and all Warrant Shares, provided, however, that (i) such transfer complies with all applicable securities laws and with the terms and provisions of the Warrant; (ii) the Holder gives prior written notice to the Company; and (iii) such transferee agrees in writing to comply with the terms and provisions of the Warrant, and has provided the Company with a completed Registration Statement questionnaire in such form as is reasonably requested by the Company.

10. CERTAIN TAX MATTERS.

(a) No Deductions or Withholdings. The grant of this Warrant shall be made free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied by any national, state, provincial or local taxing authority, or will be grossed up by Company for such amounts.

(b) Cooperation. In addition, and in connection with the ownership by Holder of this Warrant and any Class B Common Stock issuable upon the exercise of this Warrant, Company shall (and shall cause its subsidiaries to) reasonably cooperate with the Holder, and use commercially reasonable efforts to provide the Holder with all reasonably requested information, records, and documents related to Company and its subsidiaries that are necessary for, the completion of tax and information returns of the Holder and its Affiliates (or their direct or indirect equity owners) and their compliance with any applicable tax laws, including with respect to withholding tax obligations. Without limiting the generality of the foregoing, (x) in the event that Company makes or has made any actual or deemed distribution to its stockholders, Company shall make commercially reasonable efforts to provide to the Holder such information regarding the current and accumulated “earnings and profits” of Company (including any projections with respect to current earnings and profits) as the Holder may reasonably request in order to determine what portion (if any) of any such distribution is a dividend for U.S. federal income tax purposes and (y) Company shall (1) provide to the Holder, upon written request and within thirty (30) days following such request, either (A) a certification that Company is not a United States real property holding company, in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii) and 1.897-2(h)(1) or (B) written notice of its legal inability to provide such a certification, and (2) in connection with the provision of any certification pursuant to the preceding clause (1)(A), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h)(2).

(c) Cashless Exercise. If the Holder elects to exercise this Warrant using the Cashless Exercise method of payment, the Company, upon request of the Holder, shall use commercially reasonable efforts to structure the exercise of this Warrant in such a manner (as requested by the Holder) as to maximize the after-tax returns to the Holder and its Affiliates (or their direct or indirect equity owners), including, at the Holder’s request, by treating the exercise as a recapitalization within the meaning of Code Section 368(a)(1)(E).

11. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, (a) if delivered from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by email or (b) if delivered from outside the United States, by International Federal Express or by email and (c) will be deemed given (i) if delivered by first-class registered or certified domestic mail, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed, and (iv) if delivered by email, upon receipt, and will be delivered and addressed as follows:

(a) If to the Company, to

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Attention: Michael Francis, General Counsel

Email: Michael Francis (michael@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Attention: Christina Russo

Email: Christina Russo (christina.russo@akerman.com)

(b) If to the Holder, to

[       ]

with a copy to (which shall not constitute notice):

[      ]

The Company shall give written notice to the Holder (i) reasonably promptly following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Class B Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Class B Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder; and provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporation action required to be specified in such notice. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise in accordance with applicable laws. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

12. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles or Bylaws, each as currently in effect, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Class B Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Class B Common Stock upon the exercise of this Warrant.

13. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may not be modified, amended or waived except pursuant to an instrument in writing signed by the Company and the Holder. The Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Holder and the Holder may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Company.

14. GOVERNING LAW; WAIVER OF JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

16. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email within two (2) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five (5) Trading Days after such disputed determination or arithmetic calculation is submitted to the Holder, then the Company shall, within two (2) Trading Days, submit via email (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Trading Days after the date that such investment bank or accountant, as the case may be, receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Company was correct, in which case the expenses of the investment bank and accountant will be borne by the Holder.

17. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, specific performance and any other relief that may be available from a court of competent jurisdiction, and in any case no bond or other security shall be required in connection therewith.

18. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Articles” means the Company’s Articles of Incorporation, as may be amended from time to time.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York are open for the general transaction of business.

(f) “Bylaws” means the Bylaws of the Company, as amended and may be further amended from time to time.

(g) “Class A Common Stock” means the Company’s shares of Class A Common Stock, $0.001 par value per share.

(h) “Class B Common Stock” means (i) the Company’s shares of Class B Common Stock, $0.001 par value per share, and (ii) any share capital into which such Class B Common Stock shall have been changed or any share capital resulting from a reclassification of such Class B Common Stock.

(i) “Close of Business” means 4:00pm New York City time.

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended (including any successor statute).

(k) “Common Stock” means the common stock of the Company, as defined in the Articles, and including the Class A Common Stock and the Class B Common Stock.

(l) “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for shares of Class B Common Stock except for such stock or securities issued as awards under the Company’s equity incentive plan.

(m) “Effective Price” means the amount paid or payable to acquire shares of Class B Common Stock (or in the case of Convertible Securities, the amount paid or payable to acquire the Convertible Security, if any, plus the exercise price for the underlying Class B Common Stock).

(n) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE American LLC, The Nasdaq Stock Market, or the OTC Bulletin Board.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Expiration Date” means the eighteen (18) month anniversary of the Issuance Date; provided, that in the event that after such date, the SEC issues any stop order suspending the effectiveness of the Registration Statement, the Registration Statement is suspended by the Company or ceases to remain continuously effective as to all Warrant Shares for which it is required to be effective, then the Expiration Date shall be extended by a number of Trading Days equal to the number of Trading Days that occur during the period that such stop order by the SEC has not been terminated or the Registration Statement is suspended by the Company or ceases to remain effective.

(q) “Fair Market Value” means, as of the applicable date of determination, the fair market value of a dividend or distribution as determined reasonably and in good faith by the Board of Directors and the Holder; provided, that if the Board of Directors and the Holder cannot mutually agree on a determination of Fair Market Value within 30 days of the Ex-Date, the Fair Market Value shall be determined by an independent appraiser selected by the Board of Directors and reasonably satisfactory to the Holder (the “Appraiser”). The determination of Fair Market Value by the Appraiser shall be final and binding upon the parties hereto, absent fraud or manifest error, and the Company shall pay the fees and expenses of the Appraiser.

(r)  “Fundamental Transaction” means at any time after the Issuance Date and prior to the Expiration Date (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Class B Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Class B Common Stock, (y) 50% of the outstanding shares of Class B Common Stock calculated as if any shares of Class B Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Class B Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class B Common Stock, or (iv) consummate a stock purchase or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class B Common Stock, (y) at least 50% of the outstanding shares of Class B Common Stock calculated as if any shares of Class B Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase or other business combination were not outstanding; or (z) such number of shares of Class B Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class B Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Class B Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class B Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Class B Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Class B Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Class B Common Stock without approval of the stockholders of the Company, or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance by the Company of or the entering by the Company into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(s) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(t) “Merger Agreement” means that certain Plan of Merger and Equity Purchase Agreement, dated as of March 12, 2021, by and among the Company, the Company, RO Merger Sub I, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub II, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub III, Inc., an Arizona corporation and wholly owned subsidiary of the Company, RO Merger Sub IV, Inc., an Arizona corporation and wholly owned subsidiary of the Company, C&W Motors, Inc., an Arizona corporation, Metro Motorcycle, Inc., an Arizona corporation, Tucson Motorcycles, Inc., an Arizona corporation, and Tucson Motorsports, Inc., an Arizona corporation, William Coulter, an individual, Mark Tkach, an individual, and each other Person (as defined therein) who owns an Equity Interest (as defined therein) in any Transferred Entity (as defined therein) and executes a Seller Joinder (as defined therein), and Tkach, as the representative of the Sellers (as defined therein).

(u) “Merger Closing” means the Closing, as such term is defined in the Merger Agreement.

(v) “Options” means any rights, warrants or options to subscribe for or purchase shares of Class B Common Stock or Convertible Securities.

(w) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(x) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(y) “Principal Market” means the NASDAQ Capital Market.

(z) “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Class B Common Stock have the right to receive any cash, securities or other property or in which Class B Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Class B Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(aa) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary trading market with respect to the Class B Common Stock as in effect on the date of delivery of the Exercise Notice.

(bb) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(cc) “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(dd) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ee) “Trading Day” means any day on which the Class B Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Class B Common Stock, then on the principal securities exchange or securities market on which the Class B Common Stock is then traded; provided that “Trading Day” shall not include any day that the Class B Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ff) “Transfer Agent” means West Coast Stock Transfer, Inc., or any other successor Person appointed to act in the capacity of transfer agent of the Company.

(gg) “Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

(hh) “Warrant Shares” means [    ] shares of Class B Common Stock, subject to adjustments as set forth in Section 3.

(ii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Pink Market maintained by OTC Markets Group Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the Fair Market Value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the Fair Market Value of such security, then such dispute shall be resolved pursuant to Section 14 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class B Common Stock to be duly executed as of the Issuance Date set out above.

RUMBLEON, INC.

By:
Name:	Marshall Chesrown
Title:	Chief Executive Officer

Accepted as of the date first written above:

[ ]

By:
Name:
Title:

[Signature Page to Class B Common Warrant]

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE CLASS B COMMON STOCK

RUMBLEON, INC.

The undersigned holder hereby exercises the right to purchase [_________] shares of Class B Common Stock (“Warrant Shares”) of RumbleOn, Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant to Purchase Class B Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise under Section 1(a).

☐	Cashless Exercise under Section 1(d).

2.  Cash Exercise. If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $[_________] to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant. If the shares are to be delivered electronically, please complete the Depositary information below.

DATED:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Registered Holder

Address: _________________________________

If shares are to be delivered electronically:

Broker name:
Broker Depositary account #:
Account at Broker shares are to be delivered to:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice.

RUMBLEON, INC.

By:
Name:
Title: